Exhibit 10.1

January 7, 2015

BY HAND

Carrie Teffner

c/o PetSmart, Inc.

19601 North 27th Avenue

Phoenix, AZ 85027

Re:       Retention Bonus Award

Dear Carrie:

As you know, on December 14, 2014, PetSmart, Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Argos Holdings Inc., a Delaware corporation (“Parent”), and Argos Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving (the “Merger”). Parent and Merger Sub are affiliates of funds advised by BC Partners, Inc. (“BC Partners”) and, following the consummation of the Merger, the Company will be owned by a consortium comprised of funds advised by BC Partners, La Caisse de dépôt et placement du Québec, affiliates of GIC Special Investments Pte Ltd, affiliates of StepStone Group LP, and Longview Asset Management, LLC.

Because retention of key employees is an essential consideration for the Company during this period, and in recognition of your valued knowledge, skills, and experience, we are providing you with this letter in order to confirm your eligibility to earn a retention bonus of up to $600,000 (the “Retention Bonus”).

The Retention Bonus will vest and become payable as follows: (a) 50% of the Retention Bonus shall vest and be paid on the 90th day following the date on which the Merger is consummated (the “Closing Date”), and (b) 50% of the Retention Bonus shall vest and be paid on the 120th day following the Closing Date, in each case, subject to your continued employment with the Company and its subsidiaries through the applicable vesting/payment date; provided that, if you experience a Qualifying Termination (as defined in the Merger Agreement) prior to the applicable vesting date, then any unpaid portion of the Retention Bonus shall vest and be paid to you on the date of such Qualifying Termination. If, however, the Merger Agreement is terminated by the parties thereto without the transactions contemplated thereby having been consummated, then this letter will be of no further force or effect and you will not be entitled to receive the Retention Bonus.

PetSmart may modify compensation and benefits from time to time, reserves the right to modify, amend or withdraw incentive and/or equity plans as it deems necessary.

This letter may not be amended or modified, except by an agreement in writing signed by you and the Company. This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. The term “Company,” as used in this letter, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets that by reason hereof becomes bound by this letter.

This letter will be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to its conflict of law rules. This letter may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

Please be mindful of the fact that the Company has made this retention bonus opportunity available to a select group of employees of the Company. Please keep confidential the fact that you have received this letter as well as the contents of this letter.

We appreciate and value your dedicated service to the Company, especially during this exciting period of growth and transition. If you have any questions, please feel free to contact Christopher Lee at (623) 587-2676.

Please confirm your agreement to the foregoing by executing this letter as indicated below.

Sincerely,

PETSMART, INC.

By:	/s/ David Lenhardt
	Name:	David Lenhardt
	Title:	President and CEO

Acknowledged and Agreed:

/s/ Carrie Teffner
Carrie Teffner

PetSmart may modify compensation and benefits from time to time, reserves the right to modify, amend or withdraw incentive and/or equity plans as it deems necessary.